Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

March 5, 2012

among

FURMANITE WORLDWIDE, INC.

and

CERTAIN SUBSIDIARIES

as Borrowers

and

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

WELLS FARGO BANK, N.A.,

as Syndication Agent

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arranger and Joint Bookrunner

J.P. MORGAN SECURITIES LLC,

as Bookrunner and Lead Arranger

i

Article VII

Events of Default

Article VIII

The Administrative Agent

Article IX

Parallel Debt

Article X

Miscellaneous

Section 10.01	Notices	88
Section 10.02	Waivers; Amendments	90
Section 10.03	Expenses; Indemnity; Damage Waiver	92
Section 10.04	Successors and Assigns	93
Section 10.05	Survival	97
Section 10.06	Counterparts; Integration; Effectiveness	97
Section 10.07	Severability	97
Section 10.08	Right of Setoff	98
Section 10.09	Governing Law; Jurisdiction; Consent to Service of Process	98
Section 10.10	WAIVER OF JURY TRIAL	98
Section 10.11	Headings	99
Section 10.12	Confidentiality	99
Section 10.13	Several Obligations; Nonreliance; Violation of Law	99
Section 10.14	USA PATRIOT Act	100
Section 10.15	Disclosure	100
Section 10.16	Appointment for Perfection	100
Section 10.17	Interest Rate Limitation	100

SCHEDULES:

Commitment Schedule

Schedule 1.01 — Mandatory Costs Rate Schedule Schedule

3.08 — Ownership of Property; Liens Schedule

3.09 — Environmental Compliance Schedule

3.13 — Subsidiaries, Equity Interests Schedule

3.18 — Entity Information Schedule

3.19 — Intellectual Property; Licenses Schedule

5.01 — Financial Statements Schedule

6.01 — Liens Schedule

6.02 — Investments Schedule

6.03 — Indebtedness

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Compliance Certificate

Exhibit C — Form of Designated Borrower Request and Assumption Agreement

Exhibit D — Form Designated Borrower Notice

Exhibit E — Form of Opinion

Exhibit F-1 — Form of Tax Certificate

Exhibit F-2 — Form of Tax Certificate

Exhibit G — Form of Borrowing Request

v

DEFINITIONS

Page
ABR	1
ACI	10
Act	100
Additional Cost Rate	1
Adjusted Eurocurrency Rate	1
Administrative Agent	1
Administrative Questionnaire	1
Affiliate	1
Aggregate Revolving Exposure	1
Agreement	1
Alternate Base Rate	1
Anti-Terrorism Law	2
Applicable Foreign Obligor Documents	60
Applicable Percentage	2
Applicable Rate	2
Approved Fund	95
Assignment and Assumption	3
AUD	3
Audited Financial Statements	56
Australian Dollar	3
Availability	3
Availability Period	3
Available Foreign Currencies	3
Available Foreign Currency Sublimit	3
Available Revolving Commitment	3
Banking Services	4
Banking Services Obligations	4
Bankruptcy Event	4
Blocked Person	4
Board	4
Borrower	4
Borrower Materials	68
Borrowers	4
Borrowing	4
Borrowing Request	4
BPS Denominated Loan	5
British Pounds Sterling	5
Business Day	5
Capital Expenditures	5
Capital Lease Obligations	5
Change in Control	5
Change in Law	6

Charges	100
Chase	6
Class	6
Code	6
Collateral	6
Collateral Access Agreement	6
Collateral Account	6
Collateral Documents	6
Commitment	6
Commitment Schedule	7
Company	7
Compliance Certificate	7
Contractual Obligation	7
Control	7
Corresponding Foreign Obligations	7
Corresponding Obligations	7
Credit Party	7
Deductible Amount	88
Default	7
Defaulting Lender	7
Designated Borrower	1
Dispose	8
Disposition	8
Document	8
Dollar Denominated Loans	8
Dollar Equivalent	8
dollars	8
Domestic Subsidiary	8
Dormant Subsidiary	8
Dutch Collateral	8
EBITDA	8
Effective Date	9
Eligible Liabilities	2
Environmental Laws	9
Environmental Liability	9
Environmental Permits	9
Equity Interests	9
ERISA	9
ERISA Affiliate	9
ERISA Event	9
EURIBOR Rate	10
Euro	10
Euro Denominated Loan	10
Eurodollar	11
Event of Default	11
Events of Default	81

Excess Cash	11
Exchange Rate	11
Excluded Taxes	11
Existing Credit Agreement	12
Facility Office	2
FATCA	12
FBE	10
Federal Funds Effective Rate	12
Fee Tariffs	2
Fees Rules	2
FIFL	12
Financial Officer	12
FIRREA	12
Fixed Charge Coverage Ratio	12
Fixed Charges	12
Fixtures	12
FL	12
Foreign Deductible Amount	88
Foreign Loan Party	13
Foreign Obligor	13
Foreign Received Amount	88
Foreign Subsidiary	13
Funded Indebtedness	13
Funding Accounts	63
GAAP	13
Governmental Authority	13
Guarantee	13
guarantor	13
Guaranty and Collateral Agreement	13
Hazardous Materials	13
IFRS	14
Indebtedness	14
Indemnified Taxes	14
Indemnitee	92
Information	99
Intercompany Note	14
Interest Election Request	14
Interest Expense	14
Interest Payment Date	15
Interest Period	15
IP Rights	60
IRS	15
Issuing Bank	15
LC Collateral Account	33
LC Disbursement	16
LC Exposure	16

Lenders	16
Lending Office	16
Letter of Credit	16
Leverage Ratio	16
LIBO Rate	10
Lien	16
Loan Documents	16
Loan Guarantor	17
Loan Parties	17
Loans	17
Mandatory Costs	17
Material Adverse Effect	17
Material Contract	17
Material Indebtedness	17
Material Subsidiary	17
Maturity Date	18
Maximum Rate	100
Minimum Asset Coverage Ratio	18
Mortgages	18
Multiemployer Plan	18
Net Income	18
Non-U.S. Lender	18
Obligations	18
Off-Balance Sheet Liability	18
Organization Documents	19
Other Connection Taxes	19
Other Taxes	19
Parallel Debt	19, 87
Parallel Debt Foreign Obligations	19, 87
parent	22
Parent	19
Parent Pledge Agreement	19
Participant	96
Participant Register	96
Participating Member State	19
PBGC	20
Person	20
Plan	20
Platform	68
primary obligor	13
Prime Rate	20
Public Lender	68
Received Amount	88
Recipient	20
Reference Banks	4
Register	95

Related Parties	20
Report	20
Required Lenders	20
Requirement of Law	20
Reset Date	25
Responsible Officer	20
Restricted Payment	21
Revolving Exposure	21
Revolving Loan	21
SEC	21
Secured Obligations	21
Secured Parties	21
Solvency	21
Solvent	21
Special Deposits	2
Standby LC Exposure	22
Statutory Reserve Rate	22
Subordinated Indebtedness	22
subsidiary	22
Subsidiary	22
Subsidiary Guarantors	23
Swap Agreement	23
Swap Obligations	23
Swingline Exposure	23
Swingline Lender	23
Swingline Loan	23
Tangible Assets	23
TARGET	23
Tariff Base	2
Taxes	23
Total Indebtedness	23
Transactions	24
Type	24
U.S. Person	24
UCC	24
United Kingdom	24
Unliquidated Obligations	24
Withdrawal Liability	24
Withholding Agent	24

x

CREDIT AGREEMENT dated as of March 5, 2012 (as it may be amended or modified from time to time, this “Agreement”), among FURMANITE WORLDWIDE, INC., a Delaware corporation (the “Company”), certain Subsidiaries of the Company party hereto pursuant to Section 2.23 (each a “Designated Borrower”, and, together with the Company, the “Borrowers” and, each a “Borrower”), the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the sum of (a) (i) the Eurocurrency Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate, plus (b) in the case of Loans by a Lender from its office or branch in the United Kingdom or any Participating Member State, Mandatory Costs.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and its Affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted Eurocurrency Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted Eurocurrency Rate for any day shall be based on the rate appearing on the Reuters Screen

LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, respectively.

“Anti-Terrorism Law” any Requirement of Law related to money laundering or financing terrorism including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans, LC Exposure, Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitments or, if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposures at that time; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the calculations under clause (a) above.

“Applicable Rate” means, for any day, with respect to any Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurocurrency Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the most recent determination date, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Company’s consolidated financial information for the Company’s first fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 1:

Leverage Ratio	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
Category 1 <1.00 to 1.00	1.25%	0.25%	0.25%
Category 2 ≤ 2.00 to 1.00 but ≥ 1.00 to 1.00	1.75%	0.75%	0.25%
Category 3 > 2.00 to 1.00	2.25%	1.25%	0.30%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Company based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Leverage Ratio shall be deemed to be in Category 3 (i) at any time that an Event of Default has occurred and is continuing or (ii) at the option of the Administrative Agent or at the request of the Required Lenders if the Company fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered. If at any time the Administrative Agent determines that the financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), the Borrowers shall be required to retroactively pay upon demand any additional amount that the Borrowers would have been required to pay if such financial statements had been accurate at the time they were delivered.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Foreign Currencies” means Euros, British Pounds Sterling, and Australian Dollars.

“Available Foreign Currency Sublimit” means an amount equal to the lesser of the Commitments and $50,000,000. The Available Foreign Currency Sublimit is part of, and not in addition to, the Commitments.

“AUD” or “Australian Dollar” means the lawful currency of Australia.

“Availability” means, at any time, an amount equal to (a) the aggregate Commitments minus (b) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Revolving Commitment” means, at any time, the aggregate Commitments minus the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Banking Services” means each and any of the following bank services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Blocked Person” any Person that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the Office of Foreign Assets Control of the US Department of the Treasury “OFAC” or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” or “Borrowers” means, individually or collectively, the Company and each Designated Borrower.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Company for a Revolving Borrowing in accordance with Section 2.03.

“BPS Denominated Loan” means a Loan denominated in British Pounds Sterling.

“British Pounds Sterling” means the lawful currency of the United Kingdom.

“Business Day” means any day that is not a Saturday, Sunday or other day on which (i) with respect to Dollar Borrowings in the United States, commercial banks in New York City are authorized or required by law to remain closed; and (ii) with respect to all other Borrowings, commercial banks in New York City are authorized or required by law to remain closed; provided that, (1) when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Australian Dollar deposits, Dollar deposits, British Pounds Sterling deposits, or Euro deposits in the London interbank market, (2) when used in connection with the determination of the Dollar Equivalent of any amount denominated in AUD, “Business Day” shall also exclude any other day on which banks are required or authorized to close in Australia, and (3) when used in connection with the determination of the Dollar Equivalent of any amount denominated in British Pounds Sterling or Euros, “Business Day” shall also exclude any other day on which banks are required or authorized to close in London, England and on which all relevant parts of TARGET are not operational.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group other than Parent; or (d) the Parent shall cease to own, free and clear of all Liens or other encumbrances other than Liens to secure the Secured Obligations, all of the outstanding voting Equity Interests of the Company and the other Borrowers on a fully diluted basis.

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law) after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.

“Collateral Access Agreement” has the meaning assigned to such term in the Guaranty and Collateral Agreement.

“Collateral Account” has the meaning assigned to such term in the Guaranty and Collateral Agreement.

“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement, the Mortgages, the Parent Pledge Agreement, and any other documents pursuant to which a Person grants a Lien upon any real or personal property as security for payment of the Secured Obligations or any part thereof.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s

Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $75,000,000.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Company” means Furmanite Worldwide, Inc., a Delaware corporation.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Foreign Obligations” means the Secured Obligations owing by any Foreign Loan Party and the Obligations pursuant to the Guaranty and Collateral Agreement of any Loan Party but only to the extent guaranteeing Obligations of any Foreign Loan Party as they may exist from time to time, in each case other than the Parallel Debt or the Parallel Debt Foreign Obligations.

“Corresponding Obligations” means the Secured Obligations as they may exist from time to time, other than the Parallel Debt and the Parallel Debt Foreign Obligations.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding a Loan under this Agreement (specifically identified and including the particular Default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Document” has the meaning assigned to such term in the Guaranty and Collateral Agreement.

“Dollar Denominated Loans” means Loans which are denominated in Dollars.

“Dollar Equivalent” means, on any date of determination, (1) with respect to any amount in Dollars, such amount, and (2) with respect to any amount in any other currency, the equivalent in Dollars of such amount determined by the Administrative Agent using the applicable Exchange Rate in effect on such date of determination.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Dormant Subsidiary” means any Subsidiary that (a) conducts no business activities, (b) has no assets in excess of $25,000 (or its equivalent in the applicable currency) in the aggregate, (c) has no liabilities (contingent or otherwise) in excess of $25,000 (or its equivalent in the applicable currency) in the aggregate, and (d) has no subsidiary.

“Dutch Collateral” means any and all property subject to the Collateral Documents owned, leased or operated by a Person expressed to be organized under and governed by the laws of the Netherlands and any and all other property of any such Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.

“EBITDA” means, for any period, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period and (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period), minus (b) without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period and (ii) any extraordinary gains and any non-cash items of income for such period, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of

ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” means the single currency unit of the Participating Member States.

“Euro Denominated Loan” means a Loan denominated in Euros.

“Eurocurrency Rate” means, (a) with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on, in the case of Dollars, Reuters Screen LIBOR01 Page and, in the case of any Available Foreign Currency (other than Euros), the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Available Foreign Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Available Foreign Currency in the London interbank market) at approximately 11:00 a.m., London time, (x) two (2) Business Days prior to the commencement of such Interest Period, in the case of Eurocurrency Loans denominated in Dollars and (y) two (2) Business Days prior to (or, in the case of Loans denominated in British Pounds Sterling, on the day of) commencement of such Interest Period, in the case of Eurocurrency Loans denominated in an Available Foreign Currency, as the rate for deposits in the applicable currency with a maturity comparable to such Interest Period and (b) with respect to any Eurocurrency Borrowing denominated in Euros for any Interest Period, the rate appearing on the “EURIBOR 01” screen of the Reuters Telerate Service (or any successor or substitute page for such Service providing rate quotations comparable to those currently provided on such page of such Service as determined by the Administrative Agent from time to time) (it being understood that this rate is the Euro interbank offered rate (known as the “EURIBOR Rate”) sponsored by the Banking Federation of the European Union (known as the “FBE”) and the Financial Markets Association (known as the “ACI”)) at approximately 11:00 a.m., Brussels time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euros with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the arithmetic average of the rates at which deposits in dollars or the applicable Available Foreign Currency approximately equal in principal amount to the Dollar Equivalent of $5,000,000 and for a maturity comparable to such Interest Period are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in British Pounds Sterling, on the day of) the commencement of such Interest Period.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash” means at any time, all unrestricted cash on hand of the Company and its Material Subsidiaries minus $5,000,000.

“Exchange Rate” means on any day, with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the applicable Reuters currency page for such currency other than Dollars. In the event that such rate does not appear on the applicable Reuters currency page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the applicable Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency other than Dollars are then being conducted, at or about 10:00 a.m., Dallas time, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the applicable Borrower, may use any reasonable method it deems appropriate in good faith to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Non U.S. Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non U.S. Lender’s failure to comply with Section 2.17(f), except to the extent that such Non U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Taxes pursuant to Section 2.17(a).

“Existing Credit Agreement” means that certain Credit Agreement dated as of July 31, 2009, among the Company, certain subsidiaries of the Company, Bank of America, N.A., as administrative agent, and a syndicate of lenders, as amended by First Amendment to Credit Agreement dated as of September 24, 2010.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“FIFL” means Furmanite International Finance Limited, a corporation organized under the Laws of the United Kingdom.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower.

“FIRREA” means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time.

“Fixed Charges” means, for any period, without duplication, Interest Expense, plus scheduled principal payments on Indebtedness actually made, plus expense for taxes paid in cash, plus Restricted Payments paid in cash, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA minus the unfinanced portion of Capital Expenditures (Capital Expenditures paid with Revolving Loans shall be treated as unfinanced Capital Expenditures) for the period of four fiscal quarters ended on such date (or if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date) to (b) Fixed Charges for the period of four fiscal quarters ended on such date (or if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date), all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixtures” has the meaning assigned to such term in the Guaranty and Collateral Agreement.

“FL” means Furmanite Limited, a corporation organized under the Laws of the United Kingdom.

“Foreign Loan Party” means any Loan Party that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary of the Company.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“Funded Indebtedness” means Indebtedness of the types described in (a) through (f), (h), (i), (l), (m) and the last sentence of the definition of Indebtedness.

“Funding Accounts” has the meaning assigned to such term in Section 4.01(i).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty and Collateral Agreement” means that certain Guaranty and Collateral Agreement of even date herewith among the Administrative Agent and the Loan Parties, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IFRS” means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations of such Person under any liquidated earn-out, (l) net obligations of such Person under Swap Agreements, and (m) any other Off-Balance Sheet Liability of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.

“Intercompany Note” means any promissory note evidencing loans made by any grantor to any Borrower or any Subsidiary.

“Interest Election Request” means a request by the Company to convert or continue a Borrowing in accordance with Section 2.02.

“Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Company and its Subsidiaries for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each calendar quarter and the Maturity Date, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date, and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Eurocurrency Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Company may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment(s)” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person and including loans and advances made in the ordinary course of business in connection with cash management, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Chase, in its capacity as the issuer of Letters of Credit, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the Standby LC Exposure. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” means, with respect to any Lender, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for each Type and/or currency of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans and Letters of Credit of such Type and/or currency are to be made and maintained.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, on any date, the ratio of (a) Funded Indebtedness on such date minus Excess Cash on such date to (b) EBITDA for the period of four consecutive fiscal quarters ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit applications, the Collateral Documents, and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party.

“Loan Parties” means, collectively, the Company, each Subsidiary Guarantor, each Designated Borrower, and any other Person who becomes a party to this Agreement or is or hereafter becomes a party to the Guarantee and Collateral Agreement and their successors and assigns.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans.

“Mandatory Costs” means the cost imputed to the Lenders of compliance with the requirements of (1) the Bank of England or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (2) European Central Bank, expressed as a rate per annum and determined in accordance with Schedule 1.01.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Company or the Company and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $1,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the “obligations” of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means (a) each Domestic Subsidiary other than a Dormant Subsidiary, (b) each Foreign Subsidiary organized under the Laws of the United Kingdom or Australia, other than a Dormant Subsidiary, (c) Furmanite Holding B.V., a Foreign Subsidiary organized under the Laws of the Netherlands and (d) each other Foreign Subsidiary whose (i) consolidated assets constituted 5% (7.5% for Foreign Subsidiaries organized under the Laws of France or Norway) or more of the consolidated assets of the Company and its Subsidiaries as of the end of the most recently ended fiscal quarter of the Company or (ii) consolidated gross revenues constituted 5% (7.5% for Foreign Subsidiaries organized under the Laws of France or Norway) or more of the consolidated gross revenues of the Company and its Subsidiaries for the most recently ended four fiscal quarter period of the Company.

“Maturity Date” means February 28, 2017 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Minimum Asset Coverage Ratio” means, on any date, the ratio of (a) unrestricted cash plus net accounts receivable plus net inventory plus net property, plant and equipment of the Company and its Material Subsidiaries that are subject to a first priority perfected lien in favor of the Administrative Agent to (b) Funded Indebtedness on such date.

“Mortgages” means any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, on real property of a Loan Party, including any amendment, modification or supplement thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Bank or any indemnified party arising under the Loan Documents.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (other than operating leases).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(b).

“Parallel Debt” has the meaning assigned to such term in Article IX.

“Parallel Debt Foreign Obligations” has the meaning assigned to such term in Article IX.

“Parent” means Furmanite Corporation, a Delaware corporation.

“Parent Pledge Agreement” means that certain Pledge Agreement of even date herewith between the Administrative Agent and Parent, as the same may be amended, restated, or otherwise modified from time to time.

“Participant” has the meaning assigned to such term in Section 10.04(c).

“Participant Register” has the meaning assigned to such term in Section 10.04(c).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to the Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Chase as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.

“Register” has the meaning assigned to such term in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, the Administrative Agent and Lenders (other than Defaulting Lenders) having Revolving Exposure and unused Commitments representing at least 51% of the sum of the Aggregate Revolving Exposure and unused Commitments.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company plus (b) any other payments to Parent or any of its Subsidiaries (other than the Company and its Subsidiaries).

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Obligations owing to one or more Lenders or their respective Affiliates or any Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the agreement for the Swap Obligation but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement; provided, however, that for any Swap Obligations to be included as Secured Obligations, the applicable provider thereof must have previously provided a notice to the Administrative Agent which shall provide the following information: (i) the existence of such Swap Obligation and (ii) the maximum dollar amount (if reasonably capable of being determined) of obligations arising thereunder (the “Swap Amount”). The Swap Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable provider. Any Swap Obligation incurred from and after the time that the Lenders have received written notice from the Company or the Administrative Agent that a Default exists, until such Default has been waived, shall not be included as Secured Obligations.

“Secured Parties” means the Lenders and their Affiliates to whom the Secured Obligations are owing which are or are purported to be secured by the Collateral under the Collateral Documents.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding standby Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The Standby LC Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Company or a Loan Party, as applicable.

“Subsidiary Guarantors” means, collectively, all Material Subsidiaries of the Company, other than any Material Subsidiary that is a Dormant Subsidiary.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Loan Party means any and all obligations of such Loan Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, at any time, the sum of the aggregate undrawn amount of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“Tangible Assets” means, with respect to any Person, all the assets of such Person less the amount of any write-up in the book value of any assets resulting from the revaluation thereof, less the aggregate amount of all amounts appearing on the asset side of the balance sheet for goodwill, patents, patent rights, trademarks, trade names, copyrights, franchises, treasury stock, organizational expenses, prepaid expenses and other intangible items, if any, all determined in accordance with GAAP.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“United Kingdom” means The United Kingdom of Great Britain and Northern Ireland and, for the avoidance of doubt includes England, Scotland and Wales.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Company and the Administrative Agent.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words

“include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof the Company migrates to IFRS or there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of such migration to IFRS or change in GAAP or in the application thereof (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such migration to IFRS or change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such migration or change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05 Exchange Rate Calculations. Two Business Days prior to each Borrowing Date (or, in the case of Loans denominated in British Pounds Sterling, on such Borrowing Date), continuation or conversion date, and date of issuance of amendment of a Letter of Credit, and such additional dates as the Administrative Agent or the Issuing Bank shall determine or the Required Lenders shall require, the Administrative Agent shall determine the Exchange Rate in respect of Australian Dollars, Euros and British Pounds Sterling (and any other currency for which an Exchange Rate is required) and give notice thereof to the applicable Borrower, and with respect to each Lender, to any Lender that shall have requested such information. The Exchange Rate so determined shall become effective on the first Business Day immediately following the relevant calculation date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts between Dollars, on the one hand, and any other applicable currency on the other hand. Notwithstanding the foregoing, for purposes of determining compliance by the Loan Parties with (a) the limitations on Indebtedness, Indebtedness secured by Liens, loans, advances and Guarantees contained in Sections 6.01, 6.02 and 6.03, compliance will be determined based on the Dollar Equivalent amount of the Indebtedness, Liens, loans and Guarantees denominated in currencies other than Dollars subject to such provisions on the date of incurrence or payment thereof, and Borrowers will not be deemed to be in violation of such covenants solely as a result of subsequent changes in the Exchange Rate which cause the Dollar Equivalent amount of such obligations or payments to exceed such limitations. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.06 Additional Alternative Currencies.

(a) The Company may from time to time request that Eurocurrency Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Available Foreign Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars and available in the London interbank deposit market. In the case of any such request with respect to the making of Eurocurrency Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent, the Issuing Bank and the Lenders.

(b) Any such request shall be made to the Administrative Agent not later than 10:00 a.m., 20 Business Days prior to the date of the desired Loan (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank and each Lender thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans and Letters of Credit) and the Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 10:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Issuing Bank, as the case may be, to permit Eurocurrency Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Loans; and if the Administrative Agent, the Lenders and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Company.

ARTICLE II

The Credits

Section 2.01 Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Commitment or (ii) the Aggregate Revolving Exposure exceeding the sum of the aggregate Commitments, and (iii) the Revolving Exposure including LC Exposure denominated in Available Foreign Currencies exceeding the Available Foreign Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b) The Revolving Loans may be made in Dollars or any Available Foreign Currency and may from time to time be (i) Eurocurrency Loans, (ii) in the case of Loans in Dollars only, ABR Loans or (iii) a combination thereof, as determined by the applicable Borrower thereof and set forth in the Notice of Borrowing or Notice of Conversion/Continuation with respect thereto; provided, that no Eurocurrency Loan shall be made after the day that is one month prior to the Maturity Date.

Section 2.02 Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurocurrency Borrowings in accordance with Section 2.08. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. For any Eurocurrency Borrowing in any Available Foreign Currency, such Borrowing shall be in an aggregate amount that is an integral multiple of 1,000,000 units of the designated currency and not less than 1,500,000 units of the designated currency. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $50,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) to the Administrative Agent in a form approved by the Administrative Agent and signed by the Company or by telephone not later than (a) in the case of a Eurocurrency Borrowing, 10:00 a.m., Dallas time, three Business Days before the date of the proposed Borrowing , (b) in the case of an Eurocurrency Borrowing to be funded in an Available Foreign Currency, not later than 12:00 noon, London time four Business Days before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, noon, Dallas time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Dallas time, on the date of the proposed Borrowing; provided that in the case of Revolving Borrowings denominated in any Available Foreign Currency, Borrower shall notify the Administrative Agent of such request by facsimile. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in the form of Exhibit G hereto or such other form approved by the Administrative Agent and signed by the Company and the Designated Borrower thereof if applicable; provided that in the case of Revolving Borrowings in any Available Foreign Currency, each Borrowing Request shall be irrevocable and shall be confirmed promptly only by facsimile to the Administrative Agent of a written Borrowing Request in the form of Exhibit G hereto or such other form approved by the Administrative Agent and signed by the Company and the Designated Borrower thereof if applicable. Each such telephonic and written Borrowing Request shall specify the following information:

(i) the name of the applicable Borrower(s);

(ii) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the currency of such Borrowing which shall be Dollars or an Available Foreign Currency, and the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the location and number of the applicable Borrower’s account to which funds are to be distributed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Intentionally Omitted.

Section 2.05 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Company, from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $7,500,000 or (ii) the sum of the Aggregate Revolving Exposures exceeding the lesser of the aggregate Commitments and Availability; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than noon, Dallas time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the Funding Account(s) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 2:00 p.m., Dallas time, on the requested date of such Swingline Loan. All Swingline Loans shall be ABR Borrowings and shall be denominated in Dollars.

(b) The Swingline Lender may by written notice given to the Administrative Agent not later than 11:00 a.m., Dallas time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

Section 2.06 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Company or a Designated Borrower may request the issuance of Letters of Credit for its own account or for the account of Material Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Letters of Credit shall be denominated in Dollars or Available Foreign Currencies.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall deliver by hand or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (prior to 9:00 am, Dallas time, at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the LC Exposure shall not exceed $20,000,000, and the Aggregate Revolving Exposures shall not exceed the aggregate Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Dallas time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 9:00 a.m., Dallas time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 11:00 a.m., Dallas time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 9:00 a.m., Dallas time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 51% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Company hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all such Events of Defaults have been cured or waived as confirmed in writing by the Administrative Agent.

Section 2.07 Funding of Borrowings. (a) Each Lender shall make available for the account of its applicable Lending Office each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in Dollars or the applicable Available Foreign Currency by 11:00 a.m., Dallas time with respect to Dollar Denominated Loans and 1:00 p.m. London time with respect to Loans denominated in Available Foreign Currencies, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account or an account designated by such Borrower in writing in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company (without duplication) severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Company, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) A payment in an Available Foreign Currency shall be deemed to have been made by the Administrative Agent on the date on which it is required to be made under this Agreement if the Administrative Agent has, on or before that date, taken all relevant steps to make that payment. With respect to the payment of any amount denominated in an Available Foreign Currency, the Administrative Agent shall not be liable to the applicable Borrower, any Issuing Bank or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds in the Available Foreign Currency to the relevant account. In this paragraph, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments denominated in the applicable Available Foreign Currency.

Section 2.08 Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Company may elect to convert such Borrowing (including converting a Eurocurrency Borrowing denominated in Dollars into a Eurocurrency Borrowing denominated in an Available Currency) to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section provided that no Eurocurrency Borrowing denominated in an Available Foreign Currency may be converted into a Borrowing denominated in Dollars or any other Available Foreign Currency. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued. For the avoidance of doubt, no Eurocurrency Borrowing denominated in an Available Foreign Currency may be converted into a Borrowing denominated in Dollars or any other Available Foreign Currency, but must be either repaid in the currency in which borrowed or continued in such currency.

(b) To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Company was requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Company.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, whether the currency of such Borrowing shall be Dollars or an Available Foreign Currency, and the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Company fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f) Notwithstanding the foregoing, the Company may request, no later than three Business Days prior to the Effective Date, that the Lenders fund the Loans to be made on the Effective Date as Eurocurrency Borrowings in Dollars if the Company has delivered to the Administrative Agent an agreement in form and substance satisfactory to the Administrative Agent indemnifying the Lenders in the manner set for in Sections 2.15 and 2.16 hereof.

Section 2.09 Termination and Reduction of Commitments; Increase in Revolving Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, including applicable Prepayment Fee (if any), and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c) The Company may from time to time reduce the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Company shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the aggregate Commitments. Any reduction or termination by the Company shall operate as an irrevocable and effective termination for any Designated Borrower without any notice, which is hereby waived and expressly waived by any future Designated Borrower by its acceptance of this Agreement and its terms.

(d) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e) The Company shall have the right to increase the Commitments by obtaining additional Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) the Company may make a maximum of five (5) such requests, (iii) the Administrative Agent has approved the identity of any such new Lender, such approval not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (v) the procedure described in Section 2.09(f) have been satisfied.

(f) Any amendment hereto for such an increase or addition shall be in form and substance satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Company and each Lender being added or increasing its Commitment, subject only to the approval of all Lenders if any such increase would cause the Commitments to exceed $100,000,000. As a condition precedent to such an increase, the Company shall deliver to the Administrative Agent a certificate of each Loan Party (in sufficient copies for each Lender) signed by an authorized officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default exists.

(g) Within a reasonable time after the effective date of any increase, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase and shall distribute such revised Commitment Schedule to each of the Lenders and the Company, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement. On the Business Day following any such increase, all outstanding ABR Advances shall be reallocated among the Lenders (including any newly added Lenders) in accordance with the Lenders’ respective revised Applicable Percentages and the Lenders shall make adjustments among themselves with respect to the Advances then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation. Eurocurrency Advances shall not be reallocated among the Lenders until the expiration of the applicable Interest Period in effect at the time of any such increase, at which time any such Eurocurrency Advances being continued shall be reallocated, and any such Eurocurrency Advances being converted to ABR Advances shall be converted and allocated, among the Lenders (including the newly added Lenders) at such time.

Section 2.10 Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such Borrower on the Maturity Date. The Company hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Company shall repay all Swingline Loans then outstanding:

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.11 Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Company shall in the case of Loans denominated in Dollars, notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder and in the case of Loans denominated in any Available Foreign Currency, notify the Administrative Agent by facsimile of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in Dollars, not later than 10:00 a.m., Dallas time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in an Available Foreign Currency, not later than 11:00 a.m. London time four Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., Dallas time, one Business Day before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Dallas time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in the Dollar Equivalent (determined on the date by which a notice of prepayment in respect thereof is required to be delivered pursuant to this Section 2.11 of an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(c) If at any time the Aggregate Revolving Exposure (determined in dollars by converting the amount of the then outstanding Loans and Letters of Credit in Available Foreign Currencies into dollars at the rate determined by the Administrative Agent in accordance with methods it customarily uses) exceeds the aggregate Commitments, the Borrowers shall promptly, and in any event within two Business Days, prepay the Loans in the amount of such excess.

Section 2.12 Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 1/8% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first Business Day of each January, April, July and October following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 10.02 requiring the consent of “each Lender affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(d) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days (or 365 days in any case where market practice differs), except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable Alternate Base Rate, Adjusted Eurocurrency Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Company and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or receipts (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Eurocurrency Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered. Such amounts shall be determined by the relevant Lender in good faith consistent with customary banking practices, which determination shall be conclusive absent manifest error.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c)(d) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurocurrency Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Eurocurrency Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurocurrency Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar or Available Currency (as applicable) deposits of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17 Taxes.

(a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrowers. The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.17(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(d) shall be paid within 10 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Company or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Company and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if any Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to the Company and the Administrative Agent (in such number of copies reasonably requested by the Company and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a tax certificate substantially in the form of Exhibit F-1 to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a tax certificate substantially in the form of Exhibit F-2 on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Company or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including additional amounts paid pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.17(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.17(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

Section 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) The Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) in the case of payments in Dollars prior to 2:00 p.m., Dallas time, and in the case of payments in the Available Foreign Currency, prior to 12:00 noon, London time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) with respect to Borrowings made, interest, fees, reimbursement of LC Disbursements, or any other payments in any Available Foreign Currency to the Administrative Agent at its offices at J.P. Morgan Europe Limited, Loan & Agency Services, 125 London Wall, London EC2Y 5AJ United Kingdom in the Available Foreign Currency in which such Borrowing was made and (ii) with respect to Borrowings made, interest, fees, reimbursement of LC Disbursements, or any other payments in Dollars to the Administrative Agent at its offices at 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603-2003, Attention: Loan and Agency Operations [LaDesiree Williams] [Telecopy No. (888) 303-9732], except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient, for the amount of its applicable Lending Office, promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars except with respect to Loans and LC Disbursements denominated in Available Foreign Currencies which shall be prepaid or repaid, including interest thereon, in the applicable Available Foreign Currency.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services or Swap Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services or Swap Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of aggregate LC Exposure, to be held as cash collateral for such Obligations, sixth, to payment of any amounts owing with respect to Banking Services and Swap

Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and seventh, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (A) on the expiration date of the Interest Period applicable thereto or (B) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 10.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Company pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent; provided that any such payments in connection with Loans denominated in any Available Foreign Currency shall be paid directly to the Administrative Agent at the office of J.P. Morgan Europe Limited specified in Section 2.18(a). The Company hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrowers or any

Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.”

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment).

(b) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender) pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such

Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.20 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender.

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 10.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Company’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender: the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.20(c), and participating interests in any such newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank or the Swingline Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit and the Swingline Lender shall not be required to fund any Swingline Loan, unless the Issuing Bank or the Swingline Lender, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Issuing Bank or the Swingline Lender, as the case may be, to defease any risk in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Company, the Issuing Bank and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

Section 2.21 Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

Section 2.22 Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, following the end of each calendar month, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Obligations. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Obligations will be placed.

Section 2.23 Designated Borrowers.

(a) Effective as of the date hereof FIFL and FL shall each be a “Designated Borrower” hereunder and may receive Revolving Loans for its account on the terms and conditions set forth in this Agreement.

(b) The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Material Subsidiary of the Company other than a Material Subsidiary organized under the laws of the Netherlands (an “Applicant Borrower”) as a Designated Borrower to receive Revolving Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit C (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. If the Administrative Agent and the Required Lenders agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit D (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Borrowing Request Notice or Letter of Credit notice issuance may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.

(c) The Obligations of the Company and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature. The Obligations of all Designated Borrowers that are Foreign Subsidiaries shall be several in nature.

(d) Each Subsidiary of the Company that is or becomes a “Designated Borrower” pursuant to this Section 2.23 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(e) The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

Section 2.24 Dollar Equivalent Determinations.

(a) Not later than 5:00 p.m. (Dallas time) on each date on which the Dollar Equivalent of any amount in an Available Foreign Currency is required to be determined hereunder (except as otherwise expressly provided for herein), the Administrative Agent shall determine the Dollar Equivalent of such amount using the Exchange Rate for such date.

(b) Promptly after the determination of the Dollar Equivalent of any amount in an Available Foreign Currency pursuant to this Section 2.24, the Administrative Agent shall promptly notify the Company, the Issuing Bank and the Lenders of the results thereof. All determinations by the Administrative Agent of the Exchange Rate and the Dollar Equivalent of any amount shall be deemed to be conclusive absent manifest error.

Section 2.25 Currency Conversion. Notwithstanding anything to the contrary contained herein, if any payment of any obligation shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate determined by the Administrative Agent, as the rate quoted by it in accordance with methods customarily used by the Administrative Agent for such or similar purposes as the spot rate for the purchase by the Administrative Agent of the required currency with the currency of actual payment through its principal foreign exchange trading office at approximately 11:00 a.m. (local time at such office) two Business Days prior to the effective date of such conversion, provided that the Administrative Agent may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent does not then have a spot rate for the required currency. The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the currency required hereunder into the currency required hereunder any amount in connection with any obligation hereunder, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Company will pay to the Administrative Agent, for the benefit of the Lenders, such additional amounts (if any) as may be necessary, and the Administrative Agent, on behalf of the Lenders, will pay to the Company such excess amounts (if any) as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the conversion rate described herein on the date of payment, is the amount then due in the currency required hereunder, and any amount due from the Borrowers under this Section 2.25 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due. Nothing in this Section shall be deemed to authorize payment of Borrowings made in an Available Foreign Currency, including related fees and interest thereon, in any currency other than the Available Foreign Currency in which such Borrowings were made. For the avoidance of doubt, payments of principal, interest and fees may only be made in the same currency in which the applicable Borrowing was made.

Section 2.26 Additional Reserve Costs. (a) If and so long as any Lender is required by the Bank of England or any other monetary or other authority of the United Kingdom or any Participating Member State to make special deposits, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Loans, such Lender may require the applicable Borrower in respect of such Loans to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Schedule 1.01 (without duplication of any amounts required to be paid under clause (b) of the definition of Adjusted Eurocurrency Rate).

(b) If and so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority having jurisdiction over the Borrowers (including any such requirement imposed by the European Central Bank or the European System of Central Banks or any Participating Member State, but excluding requirements reflected in the Statutory Reserve Rate or the Mandatory Costs Rate) in respect of any of such Lender’s Eurocurrency Loans, such Lender may require the applicable

Borrower in respect of such Loans to pay, contemporaneously with each payment of interest on each of such Lender’s Eurocurrency Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

(c) Any additional interest owed pursuant to paragraph (a) or (b) above shall be determined by the relevant Lender in good faith consistent with customary banking practices, which determination shall be conclusive absent manifest error, and notified to the applicable Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to such Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

Section 2.27 Substitution of Euro for National Currency. If any Available Foreign Currency is replaced by the Euro, unless otherwise agreed by the Company, the Administrative Agent and the Lenders, the Euro may be tendered in satisfaction of any obligation denominated in such Available Foreign Currency at the conversion rate specified in, or otherwise calculated in accordance with, the regulations adopted by the Council of the European Union relating to the Euro. No replacement of an Available Foreign Currency by the Euro shall discharge, excuse or otherwise affect the performance of any obligation of the Borrowers under this Agreement.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

Section 3.01 Existence, Qualification and Power. The Company and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under any Requirement of Law of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under any Requirement of Law of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Requirement of Law.

Section 3.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

Section 3.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

Section 3.05 Financial Statements; No Material Adverse Effect.

(a) The audited financial statements for the fiscal year ended December 31, 2010 (the “Audited Financial Statements”) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries dated September 30, 2011, and the related consolidated and consolidating statements of income or operations and consolidated statements of shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

Section 3.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.08 Ownership of Property; Liens. Each of the Company and each Subsidiary has good and marketable title to, or valid leasehold interests in, all property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 6.01. As of the date of this Agreement, all real property of the Company or any Material Subsidiary and the owner or lessee thereof is described on Schedule 3.08, located in the United States or the United Kingdom and neither the Company nor any Subsidiary owns any real property in Australia.

Section 3.09 Environmental Compliance. The Company and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 3.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or result in Environmental Liabilities in excess of $3,000,000.

Section 3.10 Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.

Section 3.11 Taxes. The Company and its Subsidiaries have filed all United States, foreign, state and other material tax returns and reports required to be filed, and have paid all United States, foreign, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect. Neither the Company nor any Subsidiary thereof is party to any tax sharing agreement except as provided to the Administrative Agent prior to the Effective Date.

Section 3.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 3.13 Subsidiaries; Equity Interests.

(a) The Company is a wholly-owned Subsidiary of the Parent. The Company has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 3.13, and all of the outstanding Equity Interests in the Company and such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned as specified on Part (a) of Schedule 3.13 free and clear of all Liens. The Company has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 3.13. All of the outstanding Equity Interests in the Company have been validly issued, are fully paid and nonassessable, and are owned by the Parent free and clear of all Liens.

Section 3.14 Subsidiary Guarantors. As of the date of this Agreement, all Material Subsidiaries are Subsidiary Guarantors. As of the date of this Agreement, IPSCO International Limited, which is organized under the Laws of the United Kingdom, is the only Dormant Subsidiary. After giving effect to compliance with Section 5.17 and Section 5.19, neither the aggregate consolidated assets of Foreign Subsidiaries that are not Subsidiary Guarantors, as of the end of any fiscal quarter of the Company ending on or after March 31, 2012, nor the aggregate consolidated gross revenues of Foreign Subsidiaries that are not Subsidiary Guarantors, for any four consecutive fiscal quarters of the Company ending on or after March 31, 2012, exceed 25% of the consolidated assets or the consolidated gross revenues, respectively, of the Company and its Subsidiaries, as of the end of such fiscal quarter or for such four consecutive fiscal quarters, respectively.

Section 3.15 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the applicable Borrower only or of the Company and its Subsidiaries on a consolidated basis) subject to the provisions of Section 6.01 or Section 6.05 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 7.01(e) will be margin stock.

(b) None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.16 Disclosure. The Company has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 3.17 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 3.18 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of the Company is set forth on Schedule 3.18. The true and correct unique identification number of each Designated Borrower that is a Foreign Subsidiary and a party hereto on the date of this Agreement that has been issued by its jurisdiction of organization and the name of such jurisdiction are set forth on Schedule 3.18.

Section 3.19 Intellectual Property; Licenses, Etc. The Company and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP

Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 3.19, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.20 Representations as to Foreign Obligors. Each of the Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a) Such Foreign Obligor is subject to civil and commercial Requirement of Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Requirement of Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Requirement of Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.

(c) There is no tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

(d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).

Section 3.21 Solvency. (a) The Company and each other Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

Section 3.22 Casualty, Etc. Neither the businesses nor the properties of the Company or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.23 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein and of the Parent in the Equity Interests of the Company. Except for filings completed prior to or concurrently with the Effective Date or except as otherwise contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

Section 3.24 Authorization; Enforceability. The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.25 USA PATRIOT Act, OFAC and Other Regulations.

(a) No Loan Party, any of its Subsidiaries or any of the Affiliates or respective officers, directors, brokers or agents of such Loan Party, Subsidiary or Affiliate (i) has violated any Anti-Terrorism Laws or (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b) No Loan Party, any of its Subsidiaries or any of the Affiliates or respective officers, directors, brokers or agents of such Loan Party, Subsidiary or Affiliate that is acting or benefiting in any capacity in connection with the Loans is a Blocked Person.

(c) No Loan Party, any of its Subsidiaries or any of the Affiliates or respective officers, directors, brokers or agents of such Loan Party, Subsidiary or Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Blocked Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV

Conditions

Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders in substantially the form of Exhibit E (together with any other real estate related opinions separately described herein).

(b) Foreign Legal Opinion. The Administrative Agent shall have received favorable opinions of United Kingdom counsel to FIFL, FL and any other Foreign Obligor organized under the Laws of the United Kingdom, and of other counsel to other Foreign Obligors addressed to the Administrative Agent and each Lender, as to such matters concerning FIFL, FL, such other Foreign Obligors, and the Loan Documents as the Administrative Agent may reasonably request.

(c) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Company for the 2009 and 2010 fiscal years, (ii) unaudited interim consolidated financial statements of the Company for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Company, as reflected in the audited, consolidated financial statements described in clause (i) of this paragraph and (iii) satisfactory projections through 2012.

(d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall

(A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(e) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Company, on the initial Borrowing date (i) stating that no Default has occurred and is continuing, (ii) stating that no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company, any Material Subsidiary, or any obligor or guarantor since September 30, 2011 shall have occurred, (iii) stating that the representations and warranties contained in Article III are true and correct as of such date, (iv) evidencing compliance on a pro forma basis with Section 6.15 as of December 31, 2011 and the Effective Date and (v) certifying any other factual matters as may be reasonably requested by the Administrative Agent.

(f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Company to the Administrative Agent on or before the Effective Date.

(g) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.01 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(h) Pay-Off Letter. The Administrative Agent shall have received satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds of the initial Borrowing, confirming that all Liens upon any of the property of the Loan Parties constituting Collateral will be terminated concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(i) Funding Accounts. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Accounts”) to which the Lender is authorized by the Company to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(j) Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer.

(k) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guaranty and Collateral Agreement and the Parent Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (including the Intercompany Note) pledged to the Administrative Agent pursuant to the Guaranty and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(l) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.01), shall be in proper form for filing, registration or recordation, whether in the United States, the United Kingdom, Australia or any other jurisdiction.

(m) Title Insurance and Flood Certificates. Binding title insurance commitments or policies insuring the Liens on any real property located in the United States subject to the Collateral Documents and other evidence satisfactory to the Administrative Agent as to the intended priority of the Liens created under the Collateral Documents together with evidence that such property is not located in the flood plain or if so, then flood insurance shall have been obtained; provided that the Administrative Agent may agree to receive certain title commitments and policies after the Effective Date.

(n) Litigation. The Administrative Agent shall have received evidence that (i) there is no injunction or temporary restraining order which, in the sole discretion of the Administrative Agent, would prohibit the making of the Loans and (ii) there is no litigation which would reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries.

(o) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of the Loan Documents.

(p) Letter of Credit Application. The Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable) if the issuance of a Letter of Credit will be required on the Effective Date.

(q) Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(r) Corporate Structure. The corporate structure, capital structure and other material debt instruments, material accounts and governing documents of the Borrowers and their Affiliates shall be acceptable to the Administrative Agent in its sole discretion.

(s) Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

(t) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.

(u) Patriot Act. The Administrative Agent shall have received information that identifies each Borrower, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act (as defined in Section 10.14).

The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 2:00 p.m., Dallas time, on March 9, 2012 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), and (b) of this Section.

As used herein and in the Loan Documents a “material adverse change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Company shall, and shall (except in the case of the covenants set forth in Sections 5.01, 5.02 and 5.03) cause each Subsidiary to:

Section 5.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail consistent with that delivered to the Administrative Agent and the Lenders prior to the date of this Agreement (with such form and detail being set forth on Schedule 5.01 with respect to quarterly statements) and otherwise reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of the Company (commencing with the fiscal year ended December 31, 2011), a consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations for such fiscal year, and the related consolidated statements of changes in shareholders’ equity and cash flows for such fiscal year, setting forth in the case of balance sheets and statements of income in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries; and

(b) as soon as available, but in any event within 60 days after the end of each fiscal quarter of each fiscal year of the Company (commencing with the fiscal quarter ended March 31, 2012), a consolidated and consolidating balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, the related consolidated and consolidating statements of income or operations for such fiscal quarter and for the portion of the Company’s fiscal year then ended, and the related consolidated statements of cash flows for the portion of the Company’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Company and its Subsidiaries.

(c) as soon as available, but in any event within 45 days after the end of each fiscal year of the Company, the budget and projections prepared by management of the Company, in form reasonably satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Company and its Subsidiaries on a monthly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 5.02(d), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) or (b) above at the times specified therein or notice thereof to the Administrative Agent in the case of materials filed with the SEC.

Section 5.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 5.01(a), a certificate from its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Section 5.01(a) and Section 5.01(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Company;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 5.01 or any other clause of this Section 5.02;

(f) promptly, and in any event within five Business Days after receipt thereof by the Parent or any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(g) promptly, such additional information, including, without limitation, monthly management reports prepared by management of the Company in form satisfactory to the Administrative Agent, regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.01(a) or Section 5.01(b) or Section 5.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 5.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or will make available to the Lenders materials and/or information provided by or on behalf of such Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non- public information with respect to the Borrowers or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.12; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Sole Lead Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 5.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws which has resulted or could reasonably be expected to result in an Environmental Liability in excess of $3,000,000.

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary.

Each notice pursuant to this Section 5.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.03 shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 5.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 5.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Requirements of Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.04 or Section 6.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 5.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 5.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

Section 5.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such Requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 5.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

Section 5.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of the properties of any Borrower or any Material Subsidiary, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its Responsible Officers and independent public accountants, all at the reasonable expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

Section 5.11 Use of Proceeds. Use the proceeds of the Loans to refinance the Existing Credit Agreement and for general corporate purposes not in contravention of any Requirement of Law or of any Loan Document. To the extent proceeds of the Loans are loaned to Subsidiaries of the Company, such loans shall be evidenced by the Intercompany Notes.

Section 5.12 Environmental Matters. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; and otherwise conduct its business operations in accordance with the requirements of all applicable Environmental Laws; provided, however, that neither the Company nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 5.13 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

Section 5.14 Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Company or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

Section 5.15 Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.

Section 5.16 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.

Section 5.17 Additional Subsidiary Guarantors. Notify the Administrative Agent at the time that any Person for any reason becomes a Material Subsidiary after the date of this Agreement, and promptly thereafter (and in any event within 45 days), cause such Person to (a) become a Subsidiary Guarantor and pledge its assets to secure the Secured Obligations by executing and delivering to the Administrative Agent a joinder to the Guaranty and Collateral Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), and (b) if such Subsidiary Guarantor is a Domestic Subsidiary or is organized under the Laws of the United Kingdom or Australia, deliver to the Administrative Agent documents of the types referred to in Sections 4.01(d) and (m) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in this clause (a) and this clause (b)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 5.18 Additional Collateral. If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Company or any Subsidiary that is a Loan Party after the Effective Date (other than assets constituting Collateral under the Guaranty and Collateral Agreement that become subject to the Lien in favor of the Guaranty and Collateral Agreement upon acquisition thereof), the Company will (i) notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each Subsidiary that is a Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable) to grant and perfect such Liens, all at the expense of the Loan Parties.

Section 5.19 Consolidated Assets and Revenue.

(a) If at any time the aggregate consolidated assets of Foreign Subsidiaries that are not Subsidiary Guarantors, as of the end of any fiscal quarter of the Company ending on or after March 31, 2012, or the aggregate consolidated gross revenues of Foreign Subsidiaries that are not Subsidiary Guarantors, for any four consecutive fiscal quarters of the Company ending on or after March 31, 2012, shall exceed 25% of the consolidated assets or the consolidated gross revenues, respectively, of the Company and its Subsidiaries, as of the end of such fiscal quarter or for such four consecutive fiscal quarters (the “Excess Amount”), the

Company shall promptly (and in any event within 45 days) cause one or more Subsidiaries to become Loan Parties and execute and deliver a joinder to the Guaranty and Collateral Agreement and such other documents and instruments as the Administrative Agent shall reasonably request, including without limitation authorizing resolutions, authority documents and legal opinions, to eliminate the existence of the Excess Amount and insure compliance with this Section 5.19 and Section 3.14.

Section 5.20 Post Closing Covenants.

(a) Each Designated Borrower shall (and the Company shall cause each Designated Borrower to) (i) complete and file a DTTP2 Form with HM Revenue & Customs (the “HMRC”) within thirty (30) days of the Effective Date and (ii) promptly deliver to the Administrative Agent, in a form and detail satisfactory to the Administrative Agent, evidence of completion and filing of such DTTP2 Forms with the HMRC within thirty (30) days of the Effective Date.

(b) The Company shall cause Furmanite Australia Pty Ltd to grant:

(i)	a security interest or Lien in favor of the Administrative Agent over; and

(ii)	either: (A) enter into a new agreement on substantially the same terms as the Guaranty and Collateral Agreement or (B) agree to amendments to the Guaranty and Collateral Agreement, such that in the case of (A) or (B) the Collateral (as defined in the Guaranty and Collateral Agreement) is extended to include all of Furmanite Australia Pty Ltd’s then present and after acquired property that is located or taken to be located in the state of New South Wales, Australia for the purposes of the Duties Act 1997 (NSW) promptly, and in any case no later than 60 days, after the abolition of mortgage duty in New South Wales.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:

Section 6.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 6.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 6.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby as permitted by Section 6.03(b);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(k);

(i) Liens securing Indebtedness permitted under Section 6.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (iii) the aggregate amount of Indebtedness secured thereby as permitted by this Section 6.01(i) shall not exceed $500,000 at any one time outstanding;

(j) Liens arising under Article 24 or 26 of the general terms and conditions (Algemene Bank Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in The Netherlands pursuant to its general terms and conditions; and

(k) other Liens securing Indebtedness or obligations not exceeding $1,000,000 in the aggregate at any time outstanding; provided that such Liens do not encumber any of the Collateral.

Section 6.02 Investments. Make any Investments, except:

(a) Investments held by the Company or such Subsidiary in the form of (i) marketable direct or guaranteed obligations of the national governments of France, the Netherlands, the United Kingdom, Australia and the United States; (ii) deposit accounts; (iii) certificates of deposit and banker’s acceptances of any of the Lenders or their branches; (iv) Commercial Paper rated P-1 or A-1 by Standard & Poors or Moody’s Investors Service or the equivalent rating by any other rating agency nationally recognized in the United States or the United Kingdom; and (v) certificates of deposit and banker’s acceptances of any bank with a AA or better rating from Moody’s Investors Service or the equivalent rating by Standard & Poors or any other rating agency nationally recognized in the United States or the United Kingdom. As used in this Agreement, “Commercial Paper” shall mean short-term promissory notes due no later than 270 days from the date of issuance of each such note;

(b) advances to officers, directors and employees of the Company and Subsidiaries in an aggregate amount not to exceed $250,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments of the Company in any Subsidiary and Investments of any Subsidiary in the Company or in another Subsidiary; provided that the aggregate principal amount of all such Investments in Subsidiaries that are not Subsidiary Guarantors or Foreign Subsidiaries outstanding at any one time shall not exceed $6,000,000; provided further that Borrowings made by the Designated Borrowers may be used when no Default exists or will result therefrom to fund additional Investments in Foreign Subsidiaries who are Guarantors and who pledge their assets as Collateral for the Secured Obligations (other than the Obligations of the Borrower and the Domestic Subsidiaries);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 6.03;

(f) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Company or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 6.02(f):

(i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 5.17 and Section 5.18;

(ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Company and its Subsidiaries in the ordinary course;

(iii) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Company and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Company or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iv) the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Company and its Subsidiaries for any such purchase or other acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Company and its Subsidiaries for all other purchases and other acquisitions made by the Company and its Subsidiaries pursuant to this Section 6.02(f), shall not (A) exceed $15,000,000 for any single transaction or (B) exceed $25,000,000 for any twelve month period; provided that immediately after giving pro forma effect to any such acquisition, the Leverage Ratio shall not exceed 2.25 to 1.00.

(v)(A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, the Company and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 6.15 and the Leverage Ratio shall not exceed 2.25 times, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or Section 5.01(b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(vi) the Company shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a true and complete copy of the purchase agreement for such purchase or other acquisition and a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this clause (f) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(g) loans and advances outstanding on the Effective Date described on Schedule 6.02; and

(h) other Investments not exceeding $500,000 in the aggregate at any time outstanding.

Section 6.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 6.03 and any refinancings, refundings, renewals or extensions thereof; provided that any such Indebtedness owing to the Parent shall be subordinated in right of payment to the Obligations upon terms and conditions reasonably satisfactory to the Administrative Agent; and provided further that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c) Indebtedness arising out of Investments permitted by Section 6.02 and Guarantees in respect of Indebtedness of the Company or any Subsidiary otherwise permitted hereunder;

(d) obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Agreement, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness in respect of capital leases, Off-Balance Sheet Liabilities and purchase money obligations for fixed or capital assets within the limitations set forth in Section 6.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000;

(f) unsecured Indebtedness owing to Persons other than the Parent in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(g) any Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of a group company (groepsmaatschappij as stated in Section 2:403, paragraph 1, opening words) incorporated in the Netherlands and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code; and

(h) unsecured Indebtedness owing to the Parent in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; provided that any such Indebtedness that is evidenced by a note shall be upon terms and conditions satisfactory to the Administrative Agent including subordination to the Obligations upon terms and conditions reasonably satisfactory to the Required Lenders, and all payments of such Indebtedness shall in any event be subject to Section 6.06.

Section 6.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that (y) when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person and (z) when any Subsidiary Guarantor is merging with another Subsidiary, the Subsidiary Guarantor shall be the continuing or surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary; provided that (i) if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be the Company or a wholly-owned Subsidiary and (ii) if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Company or a Subsidiary Guarantor; and

(c) any Subsidiary that is not a Material Subsidiary or a Subsidiary Guarantor may dissolve or liquidate.

Section 6.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by any Subsidiary to the Company or to a wholly-owned Subsidiary; and

(e) Dispositions permitted by Section 6.04;

provided, however, that any Disposition pursuant to clauses (a) through (d) shall be for fair market value.

Section 6.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may make Restricted Payments to its parent;

(b) the Company may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of the Company;

(c) the Company and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and

(d) so long as no Default shall have occurred and be continuing at the time thereof or would result therefrom, the Company or any Subsidiary may make Restricted Payments to the Parent or any of its Subsidiaries (other than the Company or any Subsidiary of the Company); provided that the aggregate amount of such Restricted Payments shall not exceed, during any fiscal year, the greater of (A) $5,000,000 or (B) 50% of Net Income for the immediately preceding fiscal year.

Section 6.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

Section 6.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Company and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries which are otherwise permitted by this Agreement.

Section 6.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Company or any other Subsidiary or to otherwise transfer property to the Company or any other Subsidiary, (ii) of any Subsidiary to Guarantee the Indebtedness of the Company or (iii) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however , that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

Section 6.10 Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 6.11 Amendment of Organization Documents. Amend any of its Organization Documents.

Section 6.12 Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as allowed by GAAP, or (b) fiscal year.

Section 6.13 Prepayment, Etc. of Subordinated Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness that is subordinated in right of payment to the Obligations.

Section 6.14 Amendment; Etc. of Documents related to Indebtedness. Amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 6.03, except for any refinancing, refunding, renewal or extension thereof permitted by Section 6.03 or of any Indebtedness that is subordinated in right of payment to the Obligations.

Section 6.15 Financial Covenants.

(a) Leverage Ratio. Permit the Leverage Ratio, as of the end of any fiscal quarter determined for the four fiscal quarters then ended, to be greater than 2.75 to 1.00.

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, as of the end of any fiscal quarter determined for the four fiscal quarters then ended, to be less than 1.25 to 1.00.

(c) Minimum Asset Coverage. Permit the Minimum Asset Coverage Ratio to at any time be less than 1.50 to 1.00.

Section 6.16 Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Company or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Company or such Subsidiary acquires or completes the construction of such fixed or capital asset.

Section 6.17 OFAC. (a) (i) Violate any Anti-Terrorism Laws or (ii) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering or (iii) permit any of their respective Affiliates to violate these laws or engage in these actions.

(b)(i) Become a Blocked Person or (ii) permit any of their respective Affiliates to become a Blocked Person.

(c)(i) Conduct any business or engage in making or receiving any contribution of goods, services or money to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law or (iv) knowingly permit any of their respective Affiliates to do any of the foregoing.

Section 6.18 Limitations on Furmanite Holdings B.V. Permit Furmanite Holdings B.V. to:

(a) hold any assets other than (i) the Equity Interests of its Subsidiaries (and/or intercompany advances to its Subsidiaries and intercompany cash in transit related thereto and to payments to Furmanite Offshore Services, Inc.), (ii) agreements relating to the issuance, sale, purchase, repurchase or registration of securities of its Subsidiaries, (iii) minute books and other corporate books and records related to its Equity Interests or those of its Subsidiaries and (iv) other miscellaneous non-material assets;

(b) have any liabilities other than (i) the liabilities under the Loan Documents, (ii) tax liabilities arising in the ordinary course of business, (iii) Indebtedness permitted under Section 6.03, (iv) corporate, administrative and operating expenses in the ordinary course of business and (v) liabilities under any contracts or agreements described in (a)(ii) above; or

(c) engage in any activities or business other than (i) holding the assets and incurring the liabilities described in this Section 6.18 and activities incidental and related thereto or (ii) making payments, dividends, distributions, issuances or other activities permitted pursuant to Sections 6.02 or 6.06.

ARTICLE VII

Events of Default

Section 7.01 If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of the Company, the Parent, or any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(d) the Company fails to observe or perform any covenant, condition or agreement contained in any of Section 5.01, Section 5.02, Section 5.03, Section 5.05, Section 5.10, Section 5.11, Section 5.19, Section 5.20 or Article VI;

(e) any Loan Party or the Parent fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (d) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days;

(f) any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable; which default continues beyond any period of grace therein provided;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or the Parent or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or the Parent or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Company or any of its Subsidiaries or the Parent shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Company or any Subsidiary or the Parent shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against the Company or any of its Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any of its Subsidiaries to enforce any such judgment or the Company or any of its Subsidiaries shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o) except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien; or

(p) any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Company, its Subsidiaries or the Parent described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to the Company, its Subsidiaries or the Parent described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company, its Subsidiaries or the Parent accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (d) any statement, warranty or representation made in or in connection with any Loan Document, (e) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (f) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (g) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (h) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (i) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such commercial bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder, provided that the parties hereto acknowledge and agree that, for purposes of the Dutch Collateral, any resignation by the Administrative Agent is not effective with respect to its rights under the Parallel Debt and the Parallel Debt Foreign Obligations until such rights are assigned to the successor agent. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article, Section 2.17(d) and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. The Administrative Agent will reasonably cooperate in assigning its rights under the Parallel Debt and the Parallel Debt Foreign Obligations to any such successor agent and will reasonably cooperate in transferring all rights under any Dutch Collateral Document (as the case may be) to such successor agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Company and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Company’s personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by the Administrative Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

ARTICLE IX

Parallel Debt

(a) For the purpose of ensuring the validity and enforceability of any right of pledge governed by the laws of the Netherlands:

(i) Furmanite Offshore Services, Inc. hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent an amount equal to the aggregate amount due from time to time in respect of its Corresponding Obligations as they may exist from time to time. The payment undertaking of Furmanite Offshore Services, Inc. under this Article IX is to be referred to as its “Parallel Debt”; and

(ii) Each of Furmanite Offshore Services, Inc. and Furmanite Holding B.V. hereby irrevocably and unconditionally undertake to pay to the Administrative Agent an amount equal to the aggregate amount due from time to time in respect of its Corresponding Foreign Obligations as they may exist from time to time. The payment undertaking of Furmanite Offshore Services, Inc. and Furmanite Holding B.V. respectively under this Article IX is to be referred to as its “Parallel Debt Foreign Obligations”.

(b) Each Parallel Debt and Parallel Debt Foreign Obligations will be payable in the currency or currencies of the Corresponding Obligations and Corresponding Foreign Obligations respectively and will become due and payable as and when and to the extent one or more of the respective Corresponding Obligations or Corresponding Foreign Obligations become due and payable. An Event of Default in respect of the Corresponding Obligations and the Corresponding Foreign Obligations shall constitute a default (verzuim) within the meaning of section 3:248 of the Dutch Civil Code with respect to the Parallel Debt and the Parallel Debt Foreign Obligations respectively without any notice being required.

(c) Each of the parties to this Agreement and Furmanite Offshore Services, Inc. hereby acknowledges that:

(i) each Parallel Debt constitutes an undertaking, obligation and liability of Furmanite Offshore Services, Inc. to the Administrative Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations; and

(ii) each Parallel Debt represents Administrative Agent’s own separate and independent claim to receive payment of that Parallel Debt,

it being understood, in each case, that the amount which may become payable by Furmanite Offshore Services, Inc. as its Parallel Debt shall never exceed the total of the amounts which are payable under or in connection with the Corresponding Obligations.

(d) Each of the parties to this Agreement and Furmanite Offshore Services, Inc. and Furmanite Holding B.V. respectively hereby acknowledges that:

(i) each Parallel Debt Foreign Obligation constitutes an undertaking, obligation and liability of Furmanite Offshore Services, Inc. and Furmanite Holding B.V. respectively to the Administrative Agent which is separate and independent from, and without prejudice to, the Corresponding Foreign Obligations; and

(ii) each Parallel Debt Foreign Obligation represents Administrative Agent’s own separate and independent claim to receive payment of that Parallel Debt Foreign Obligations,

it being understood, in each case, that the amount which may become payable by Furmanite Offshore Services, Inc. and Furmanite Holding B.V. respectively as its Parallel Debt Foreign Obligations shall never exceed the total of the amounts which are payable under or in connection with the Corresponding Foreign Obligations.

(e) To the extent the Administrative Agent irrevocably receives any amount in payment of a Parallel Debt, the Administrative Agent shall distribute that amount in accordance with Section 2.18 of this Agreement. Upon irrevocable receipt by the Administrative Agent of any amount in payment of a Parallel Debt (a “Received Amount”), the Corresponding Obligations shall be reduced by amounts totaling an amount (a “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received by the relevant Secured Party as a payment of the Corresponding Obligations on the date of receipt by the Administrative Agent of the Received Amount.

(f) To the extent the Administrative Agent irrevocably receives any amount in payment of a Parallel Debt Foreign Obligation, Administrative Agent shall distribute that amount in accordance with Section 2.18 of this Agreement. Upon irrevocable receipt by the Administrative Agent of any amount in payment of a Parallel Debt Foreign Obligation (a “Foreign Received Amount”), the Corresponding Foreign Obligations shall be reduced by amounts totaling an amount (a “Foreign Deductible Amount”) equal to the Foreign Received Amount in the manner as if the Foreign Deductible Amount were received by the relevant Secured Party as a payment of the Corresponding Foreign Obligations on the date of receipt by the Administrative Agent of the Foreign Received Amount.

(g) For the purpose of this Article IX the Administrative Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any Secured Party, and its claims against Furmanite Offshore Services, Inc. and Furmanite Holding B.V. respectively under this Article IX shall not be held on trust.

ARTICLE X

Miscellaneous

Section 10.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Company at:

Furmanite Worldwide, Inc.

2435 N. Central Expressway, Suite 700

Richardson, TX 75080

Attention: Robert S. Muff

Facsimile No: (972) 301-4079

(ii) if to the Administrative Agent, the Issuing Bank or the Swingline Lender, for Borrowings in Dollars, to JPMorgan Chase Bank, N.A. at:

JPMorgan Chase Bank, N.A.

10 South Dearborn Street, 7th Floor

Chicago, Illinois 60603-2003

Attention: Loan and Agency Operations [LaDesiree Williams]

Facsimile No: (888) 303-9732

with a copy to

JPMorgan Chase Bank, N.A.

2200 Ross Avenue, 8th Floor

Dallas, Texas 75201

Attention: Kristen Wells

Facsimile No: (214) 965-2946

(iii) for Borrowings in an Available Foreign Currency, to J.P. Morgan Europe Limited at:

J.P. Morgan Europe Limited

125 London Wall

London EC2Y 5AJ

Attention: The Manager, Loan & Agency Services

Facsimile No: 44 207 777 2360

(iv) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (B) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2.03 or to compliance and no Default certificates delivered pursuant to Section 5.02(b) unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (C) postpone any scheduled date of payment of the principal amount of any Loan or LC

Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (D) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (F) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (G) release any Subsidiary Guarantor from its obligation under any Loan Documents (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (iii) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 10.04

(c) The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry, and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Subsidiary Guaranty provided by such Subsidiary), (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $1,000,000 during any calendar year without the prior written authorization of the Required Lenders. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

Section 10.03 Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Company under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(A) appraisals and insurance reviews;

(B) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(C) -taxes, fees and other charges for (1) lien and title searches and title insurance and (2) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(D) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(E) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing costs and expenses may be charged to the Company as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b) The Company shall, jointly and severally, indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of their Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, (iv) the failure of the Borrowers to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by the Borrowers for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. This Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than ten (10) days after written demand therefor.

Section 10.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company, provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof, and provided further that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) the Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or 2.06(e), 2.07(b), 2.18(d) or 10.03(c), the Administrative Agent shall have no obligation to accept such Assignment and

Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (1) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (2) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Company and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 10.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of New York, but giving effect to federal laws applicable to national banks.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

Section 10.14 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.

Section 10.15 Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

Section 10.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 10.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

FURMANITE WORLDWIDE, INC.

By:
Name: Title:	Robert S. Muff Principal Financial Officer

DESIGNATED BORROWERS:

FURMANITE INTERNATIONAL FINANCE LIMITED

Acting by: Name: Robert S. Muff Title: Director	In the presence of: Name: Sheila Williams Title: Assistant Secretary

FURMANITE LIMITED

Acting by: Name: Robert S. Muff Title: Director	In the presence of: Name: Sheila Williams Title: Assistant Secretary

For the purposes of Article IX:

FURMANITE OFFSHORE SERVICES, INC.

By:
Name: Title:	Robert S. Muff Principal Financial Officer

Signature Page to Credit Agreement

FURMANITE HOLDING B.V. Name: Robert Scott Muff Title: Director A

Signature Page to Credit Agreement

ADMINISTRATIVE AGENT: JPMORGAN CHASE BANK, N.A., individually as a Lender, and as Administrative Agent, Issuing Bank and Swingline Lender
By:
Name: Title:	Jim Cunningham Banker Senior — MM

Signature Page to Credit Agreement

OTHER LENDERS:

WELLS FARGO BANK, N.A.

By:
Name:
Title:

Signature Page to Credit Agreement

COMPASS BANK

By:
Name:
Title:

Signature Page to Credit Agreement

COMMITMENT SCHEDULE

Lender	Commitment
JPMorgan Chase Bank, N.A.	$30,000,000
Wells Fargo Bank, N.A.	$30,000,000
Compass Bank	$15,000,000
Total	$75,000,000

Commitment Schedule

Schedule 1.01

MANDATORY COSTS RATE SCHEDULE

1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank. The Mandatory Cost is not applicable to Loans made in Dollars.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable and good faith determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4. The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a BPS Denominated Loan:

AB + C(B – D) + E x 0.01 100 – (A + C)	per cent. per annum

(b)	in relation to a Loan in any currency other than British Pounds Sterling:

E x 0.01 300	per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

Schedule 1.01

B	is the percentage rate of interest (excluding the Mandatory Cost and, if the Loan is not paid when due, the additional rate of interest specified in Section 2.13(c)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5. For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

(c)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

Schedule 1.01

7. If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8. Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of its Facility Office; and

(b) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10. The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11. The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12. Any reasonable determination made by the Administrative Agent in good faith pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13. The Administrative Agent may from time to time, after consultation with the applicable Borrower and the Lenders, determine and notify to all applicable Loan Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such reasonable determination made in good faith shall, in the absence of manifest error, be conclusive and binding on all parties.

Schedule 1.01

“Reference Banks” means, in relation to the Eurocurrency Rate and Mandatory Cost the principal London offices of JPMorgan Chase Bank, London Branch or such other banks as may be appointed by the Administrative Agent in consultation with the applicable Borrower.

Schedule 1.01

Schedule 3.08

Real Property Owned or Leased in the United States and United Kingdom

UNITED KINGDOM

Entity	Address	Property Owned or Leased

Furmanite International Limited	Furman House Shap Road Kendal, Cumbria LA9 6RU	Owned

Furmanite International Limited	Bay 3 Kendal, Cumbria LA9 6RU	Leased

Furmanite International Limited	Parkhill Road Kingstown Industrial Estate Carlisle, Cumbria CA3 0EX	Owned

Furmanite International Limited	Thompson House, Thompson St Thompson Close Whittington Moor Chesterfield, Derbyshire S41 9AZ	Leased

Furmanite International Limited	D16 Wellheads Industrial Centre Wellheads Crescent Dyce, Aberdeen AB21 7GA	Leased

Furmanite International Limited	P.O. Box 30 Bo’ness Road Grangemouth FK 3 9XQ	Leased

Furmanite International Limited	Worldwide Way Kiln Lane Industrial Estate Stallingbrough, Grimsby North East Lincolnshire DN41 8DY	Leased

Furmanite International Limited	Owens Road Skippers Lane Industrial Estate South Bank, Middlesbrough Cleveland TS6 6HE	Owned

Furmanite International Limited	Sunningdale House Sunnigndale Road South Park Industrial Estate Scunthorpe, Lincolnshire DN16 3RN	Owned

Furmanite International Limited	7 Colville Court Winwick Quay Warrington, Cheshire WA2 8 QT	Leased

Furmanite International Limited	PO Box 137 The Wilton International Site Wilton, Redcar TS10 4YB	Leased

UNITED STATES

Entity	Address	Property Owned or Leased

Furmanite US GSG LLC	123 Park Drive Saraland, AL 36571	Owned

	410 South College, Unit H El Dorado, AR 71730	Leased

	3000 Bayshore Road Benicia, CA 94510	Leased

	19700 Magellan Drive Torrance, CA 90502	Leased

	850 East 73rd Avenue Unit 9 Denver, CO 80229	Leased

	408 Woodmont Road Milford, CT 06460	Leased

	530 Cooper Commerce Drive Apopka, FL 32703	Leased

	4133 N. Canal Street Jacksonville, FL 32209	Leased

	407 Old Mill Road Cartersville, GA 30120	Leased

	91-220 Kalaeloa Blvd. Unit B Kapolei, HI 96707	Leased

	10 Eisenhower Lane, North Lombard, IL 60148	Leased

	1931 Northwind Parkway Hobart, IN 46342	Leased

	524 Oil Hill Road El Dorado, KS 64042	Leased

	2601 Grassland Drive Louisville, KY 40299	Leased

	200 Woodland Drive LaPlace, LA 70068	Leased

Furmanite US GSG LLC	215 N. Beglis Pkwy Sulphur, LA 70663	Owned

	460 Spiral Blvd Unit #3 Hastings, MN 55033	Leased

	1224 Forest Pkwy, Suite #120 Paulsboro, NJ 08066	Leased

	2461 Iorio St. Union, NJ 07083	Leased

	1200 Atando Avenue , Suite A Charlotte, NC 28206	Leased

	2271 N. Moraine Dr Dayton, OH 45439	Leased

Furmanite US GSG LLC	9740 S. 219th East Ave. Broken Arrow, OK 74014	Owned

Furmanite US GSG LLC	1200 N. 43rd Street East Muskogee, OK 74403	Owned

	711 Parkway View Drive Pittsburgh, PA 15205	Leased

	705 Langham Drive, Suite K Beaumont, TX 77707	Leased

	2310 Joyce Drive Corpus Christi, TX 78417	Leased

Furmanite US GSG LLC	6330 Dixie Drive Houston, TX 77087	Owned

	3068 E. Woodlawn Kilgore, TX 76682	Leased

	101 Old Underwood Rd , Unit E LaPorte, TX 77571	Leased

	1810 S. Milestone, Suite A Salt Lake City, UT 84104	Leased

	1447 W. 27th Street Norfolk, VA 23508	Leased

	8045 Leesburg Pike, Suite 400 Vienna, VA 22182	Leased

	7820 South 196th St, Bldg. #4 Kent, WA 98032	Leased

	170 Lost Pavement Rd Parkersburg, WV 26101	Leased

	2435 North Central Express Way Suite 700/800 Richardson, TX 75080	Leased

	35598 Highway 30 Geismar, LA 70734	Leased

Self Leveling Machines, Inc.	25123 Harper Drive The Woodlands, Texas 77380	Owned

Schedule 3.09

Environmental Compliance

None

Schedule 3.18

Subsidiaries; Equity Interests

Part (a) Subsidiaries

See Attached

Part (b) Equity Interests

See Attached

Company or Subsidiary	Owner	Percent Owned	Jurisidiction
FURMANITE WORLDWIDE, INC. (formerly Kaneb International, Inc.)	Furmanite Corporation	100%	Delaware
Furmanite America Inc.	Furmanite Worldwide, Inc.	100%	Virginia
Furmanite US GSG LLC	Furmanie America, Inc.	100%	Delaware
Furmanite Canada Corporation	Furmanie America, Inc.	100%	Nova Scotia
Advance Integrity Solutions, Inc.	Furmanie America, Inc.	100%	Texas
Self Leveling Machines, Inc.	Furmanite Worldwide, Inc.	100%	Texas
Furmanite International Finance Limited	Furmanite Worldwide, Inc.	100%	England
Furmanite Offshore Services, Inc.	Furmanite Worldwide, Inc.	100%	Delaware
Furmanite Holding BV	Furmanite Offshore Services, Inc.	100%	Holland
Furmanite SAS	Furmanite Holding B.V.	100%	France
Furmanite Mechanical Technology Services (Shanghai) Co., Ltd.	Furmanite Holding B.V.	100%	China
Furmanite GSG BV	Furmanite Holding B.V.	100%	Holland
Metaholding BV	Furmanite Holding B.V.	100%	Holland
Metalock BV	Metaholding BV	100%	Holland
Furmanite BV	Furmanite Holding B.V.	100%	Holland
Furmanite Limited (formerly Kaneb UK plc)	Furmanite Holding B.V.	100%	England
Furmanite 1986 (formerly Furmanite 1986 Ltd.)	Furmanite Limited	100%	England
Furmanite International Ltd.	Furmanite 1986	100%	England
IPSCO International Limited	Furmanite International Ltd.	100%	England
Furmanite Middle East SPC	Furmanite International Ltd.	100%	Bahrain
Furmanite West Africa Limited	Furmanite International Ltd.	100%	Nigeria
Furmanite GSG Limited	Furmanite 1986	100%	England
Furmanite Holding AS	Furmanite Holding B.V.	100%	Norway
Furmanite AS (Norway)	Furmanite Holding AS	100%	Norway
CMS: Corrision Monitoring Services AS	Furmanite AS	100%	Norway
Furmanite AB (Sweden)	Furmanite Holding B.V.	100%	Sweden
Furmanite A/S (Denmark)	Furmanite Holding B.V.	100%	Denmark
Furmanite GSG BVBA	Furmanite Holding B.V.	100%	Belgium
Furmanite BVBA	Furmanite Holding B.V.	100%	Belgium
Furmanite Singapore PTE Ltd.	Furmanite Holding B.V.	100%	Singapore
Furmanite Malaysia LLC	Furmanite Holding B.V.	100%	Delaware
Specialty Industrial Services Sdn.Bhd.	Furmanite Malaysia LLC	12%	Malaysia
Furmanite (Malaysia) Sdn.Bhd.	Specialty Industrial Services Sdn.Bhd.	100%	Malaysia
Furmanite Australia Pty Ltd (formerly Denon Pty Ltd)	Furmanite Holding B.V.	100%	Australia
Furmanite NZ Limited (formerly Furmanite V & P Eng. Ltd, formerly V & P Eng. Ltd)	Furmanite Holding B.V.	100%	New Zealand
Furmanite Kazakhstan LLP	Furmanite Holding B.V.	100%	Kazakhstan
Furmanite Azerbajian LLP	Furmanite Holding B.V.	100%	Azerbajian
Furmanite Aruba N.V.	Furmanite Holding B.V.	100%	Aruba

ASSOCIATED COMPANIES
Fuji Furmanite Company Limited		10%	Japan
Self Leveling Machines, LLC			United Arab Emirates
SLMM Pte Ltd			Singapore

Schedule 3.18

Entity Information

Borrower	Taxpayer Identification Number	Jurisdiction of Organization

Furmanite Worldwide, Inc.	75-2713594	Delaware

Designated Borrowers	Organization Identification Number	Jurisdiction of Organization

Furmanite International Finance Limited	05764823	United Kingdom

Furmanite Limited	02530049	United Kingdom

Schedule 3.19

Intellectual Property; Licenses, Etc.

None

Schedule 5.01

Financial Statements

See Attached

Schedule 6.01

Liens

On February 23, 2011, Furmanite Worldwide, Inc. (“FWI”) entered into a Stock Purchase Agreement to acquire 100% of the outstanding stock of Self Leveling Machines, Inc. and a subsidiary of FWI entered into an Asset Purchase Agreement to acquire substantially all of the material operating and intangible assets of Self Levelling Machines Pty. Ltd. (collectively, “SLM”). FWI funded the cost of the acquisition with $5.0 million in cash and by issuing notes payable (the “Notes”) to the sellers’ equity holders for $5.3 million ($2.9 million denominated in U.S. dollar and $2.4 million denominated in Australian dollar) payable in two annual installments, which mature on February 23, 2013. All obligations under the Notes are secured by a first priority lien on the assets acquired in the acquisition.

The Charge of Deposit dated May 13, 2008 created by Furmanite International Limited on Account designation 33576297 securing all monies due or to become due from Furmanite International Limited to Westminister National Bank Plc securing the liabilities (not to exceed £75,000 in the aggregate at any time) of Furmanite International Limited to National Westminister Bank Plc.

The Charge of Deposit dated June 6, 2010 created by Furmanite International Limited on Account designation 33626413 securing all monies due or to become due from Furmanite International Limited to Westminister National Bank Plc securing liabilities (not to exceed AUD 400,000 in the aggregate at any time) of Furmanite Australia Pty Ltd to National Australia Bank.

Schedule 6.02

Investments

Promissory note payable by Furmanite Germany, Inc. to Furmanite SAS with a principal balance of approximately €84,000.

Promissory note payable by Furmanite Germany, Inc. to Furmanite Holding B.V. with a principal balance of approximately €1,709,000.

Schedule 6.03

Indebtedness

On February 23, 2011, Furmanite Worldwide, Inc. (“FWI”) entered into a Stock Purchase Agreement to acquire 100% of the outstanding stock of Self Leveling Machines, Inc. and a subsidiary of FWI entered into an Asset Purchase Agreement to acquire substantially all of the material operating and intangible assets of Self Levelling Machines Pty. Ltd. (collectively, “SLM”). FWI funded the cost of the acquisition with $5.0 million in cash and by issuing notes payable (the “Notes”) to the sellers’ equity holders for $5.3 million ($2.9 million denominated in U.S. dollar and $2.4 million denominated in Australian dollar) payable in two annual installments, which mature on February 23, 2013. All obligations under the Notes are secured by a first priority lien on the assets acquired in the acquisition.

The liabilities (not to exceed £75,000 in the aggregate at any time) of Furmanite International Limited to National Westminister Bank Plc in connection with: (a) the guarantee (Reference No.: TFPLDG325285) issued by National Westminister Bank Plc in favor of BEDA OXYGENTECHNIK ARMATUREN GMBH; and (b) the guarantee (Reference No.: TFPLDG325284) issued by National Westminister Bank Plc in favor of HM REVENUE AND CUSTOMS.

The liabilities (not to exceed AUD 400,000 in the aggregate at any time) of Furmanite Australia Pty Ltd to National Australia Bank in connection with: (a) the guarantee issued by National Australia Bank in favor of Taras Nominees; (b) the guarantee issued by National Australia Bank in favor of Snowy Mountains Corporation; (c) the guarantee issued by National Australia Bank in favor of Anton Grgic; and (d) the letter of credit facility provided by National Australia Bank to Furmanite Australia Pty Ltd.

EXECUTION VERSION

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and [INSERT NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is an Affiliate/Approved Fund of [IDENTIFY LENDER]]

3. Borrowers:	Furmanite Worldwide, Inc.

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement,
5. Credit Agreement:	The $75,000,000 Credit Agreement dated as of March 5, 2012 among Furmanite Worldwide, Inc., a Delaware corporation (the “Company”) and certain Subsidiaries of the Company party thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans

	$_______________	$_______________	$_______________

	$_______________	$_______________	$_______________

	$_______________	$_______________	$_______________

7. Effective Date:	_______________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR: [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE: [NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Consented to: FURMANITE WORLDWIDE, INC.

By:
Name:
Title:

ANNEX I

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company and its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company or its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 3.05 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.

Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

[FORM OF] COMPLIANCE CERTIFICATE

To:	The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of March 5, 2012 (as amended, modified, renewed or extended from time to time, the “Agreement”) among FURMANITE WORLDWIDE, INC., a Delaware corporation (the “Company”) and certain Subsidiaries of the Company party thereto (collectively, the “Borrowers”), the other Loan Parties, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as the Issuing Bank. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES, ON ITS BEHALF AND ON BEHALF OF THE BORROWERS, THAT:

1. I am the duly elected             of the Company;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements and such financial statements present fairly in all material respects the financial condition and results of operations of the Borrowers and their consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes. All representations and warranties of the Borrowers set forth in the Loan Documents are true and correct with the same effect as though made on and as of the date hereof;

3. The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (a) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (b) any change in GAAP or in the application thereof that has occurred since the date of the audited financial statements referred to in Section 3.05 of the Agreement;

4. I hereby certify that no Loan Party has changed (a) its name, (b) its chief executive office, (c) principal place of business, (d) the type of entity it is or (e) its state of incorporation or organization without having given the Administrative Agent the notice required by Section 5.5 of the Guaranty and Collateral Agreement;

5. Exhibit A attached hereto sets forth financial data and computations evidencing the Company’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and

6. Exhibit B hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this certificate is delivered.

7. Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (a) nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event or (b) the change in GAAP or the application thereof and the effect of such change on the attached financial statements:

8. Listed below are the following items to the extent required to be disclosed pursuant to the terms of the Agreement or the Guaranty and Collateral Agreement (a) the account holder, depository bank and address, account number, and type of account for each deposit account opened by any Loan Party, (b) any new Subsidiary created or acquired, (c) any real property acquired, and (d) any trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses or other intellectual property rights owned or hereafter created or acquired by any Loan Party during the quarter most recently ended.

The foregoing certifications, together with the computations set forth in Exhibit A and Exhibit B hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this             day of             ,             .

FURMANITE WORLDWIDE, INC., as Company

By:
Name:
Title:

EXHIBIT A

TO THE COMPLIANCE CERTIFICATE

Compliance as of             ,             with Sections 5.01(b) and 6.15 of the Agreement.

Financial Covenants.

1.	Total Leverage Ratio. The Company will not, nor will it permit any Subsidiary to, permit the Leverage Ratio, determined as of the end of each fiscal quarter, for the then most recently ended four fiscal quarters to be greater than 2.75 to 1.00.

A. Total Leverage Ratio (Section 6.15(a))

1. Consolidated Funded Indebtedness Outstanding	$
2. Excess Cash
3. Consolidated EBITDA
4. Ratio of Line (A1-A2) to A3		:1.0
5. Line A4 ratio must not exceed		2.75:1.00
6. The Borrower is in compliance (circle yes or no)		yes/no

2.	Fixed Charge Coverage Ratio. The Company will not, nor will it permit any Subsidiary to, permit the Fixed Charge Coverage Ratio, determined as of the end of each fiscal quarter, for the then most recently ended four fiscal quarters to be less than 1.25 to 1.00.

B. Fixed Charge Coverage Ratio (Section 6.15(b))

1. Consolidated EBITDA	$
2. Unfinanced portion of Capital Expenditures
3. Consolidated Interest Expense
4. Scheduled principal payments on Indebtedness
5. Income tax expense in cash
6 Restricted Payments
7. Ratio of Line (B1-B2) to (B3+B4+B5+B6)		:1.0
8. Line B7 ratio must be greater than		1.25:1.00
9. The Borrower is in compliance (circle yes or no)		yes/no

3.	Minimum Asset Coverage. The Company will not, nor will it permit any Subsidiary to, permit the Minimum Asset Coverage Ratio to be less than 1.50 to 1.00.

C. Minimum Asset Coverage (Section 6.15(c))

1. Unrestricted cash, net accounts receivable, net inventory, net property, plant and equipment	$
2. Consolidated Funded Indebtedness
3. Ratio of Line C1 to C2		:1.0
4. Line C3 ratio must be greater than		1.50:1.00
5. The Borrower is in compliance (circle yes or no)		yes/no

EXHIBIT B

COMPANY’S APPLICABLE RATE CALCULATIONS

EXHIBIT C

[FORM OF] DESIGNATED BORROWER

REQUEST AND ASSUMPTION AGREEMENT

Date:             ,

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

This Designated Borrower Request and Assumption Agreement is made and delivered pursuant to Section 2.23 of that certain Credit Agreement, dated as of March 5, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among FURMANITE WORLDWIDE, INC., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Request and Assumption Agreement and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Each of             (the “Designated Borrowers”) and the Company confirms, represents and warrants to the Administrative Agent and the Lenders that the Designated Borrower is a Subsidiary of the Company.

The documents required to be delivered to the Administrative Agent under Section 2.23 of the Credit Agreement will be furnished to the Administrative Agent in accordance with the requirements of the Credit Agreement.

Complete if the Designated Borrower is a Domestic Subsidiary: The true and correct U.S. taxpayer identification number of the Designated Borrower is             .

Complete if the Designated Borrower is a Foreign Subsidiary: The true and correct unique identification number that has been issued to the Designated Borrower by its jurisdiction of organization and the name of such jurisdiction are set forth below:

Identification Number	Jurisdiction of Organization

The parties hereto hereby confirm that with effect from the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower shall have obligations, duties and liabilities toward each of the other parties to the Credit Agreement identical to those which the Designated Borrower would have had if the Designated Borrower had been an original

C-1

party to the Credit Agreement as a Borrower. Effective as of the date of the Designated Borrower Notice for the Designated Borrower, the Designated Borrower confirms its acceptance of, and consents to, all representations and warranties, covenants, and other terms and provisions of the Credit Agreement.

The parties hereto hereby request that the Designated Borrower be entitled to receive Loans under the Credit Agreement, and understand, acknowledge and agree that neither the Designated Borrower nor the Company on its behalf shall have any right to request any Loans for its account unless and until the date five Business Days after the effective date designated by the Administrative Agent in a Designated Borrower Notice delivered to the Company and the Lenders pursuant to Section 2.23 of the Credit Agreement.

This Designated Borrower Request and Assumption Agreement shall constitute a Loan Document under the Credit Agreement.

THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Designated Borrower Request and Assumption Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[DESIGNATED BORROWER]

By:
Name:
Title:

FURMANITE WORLDWIDE, INC.

By:
Name:
Title:

C-2

EXHIBIT D

[FORM OF] DESIGNATED BORROWER NOTICE

Date:             ,

To:	Furmanite Worldwide, Inc.

The Lenders party to the Credit Agreement referred to below

Ladies and Gentlemen:

This Designated Borrower Notice is made and delivered pursuant to Section 2.23 of that certain Credit Agreement, dated as of March 5, 2012 (as amended, restated, exempted, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among FURMANITE WORLDWIDE, INC., a Delaware corporation (the “Company”), the Designated Borrowers from time to time party thereto, the Lenders from time to time party thereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, and reference is made thereto for full particulars of the matters described therein. All capitalized terms used in this Designated Borrower Notice and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Administrative Agent hereby notifies Company and the Lenders that effective as of the date hereof [            ] shall be a Designated Borrower and may receive Loans for its account on the terms and conditions set forth in the Credit Agreement.

This Designated Borrower Notice shall constitute a Loan Document under the Credit Agreement.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

D-1

EXHIBIT E

[FORM OF] OPINION OF COUNSEL FOR THE LOAN PARTIES

[To be Attached]

E-1

EXHIBIT F-1

[FORM OF]

U.S. TAX CERTIFICATE

(FOR NON-U.S. [LENDERS] [PARTICIPANTS]

THAT ARE NOT PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Credit Agreement dated as of March 5, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among FURMANITE WORLDWIDE, INC., a Delaware corporation (the “Company”) and certain Subsidiaries of the Company party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the [Loan(s) (as well as any Note(s) evidencing such Loan(s))] [participation] in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished [the Administrative Agent and the Company] [its participating Lender] with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform [the Company and the Administrative Agent] [such Lender] and (ii) the undersigned shall have at all times furnished [the Company and the Administrative Agent] [such Lender] with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER OR PARTICIPANT]

By:
Name:
Title:

Date:             , 20__

F-1

EXHIBIT F-2

[FORM OF]

U.S. TAX CERTIFICATE

(FOR NON-U.S. [LENDERS] [PARTICIPANTS]

THAT ARE PARTNERSHIPS FOR U.S. FEDERAL INCOME TAX PURPOSES)

Reference is hereby made to the Credit Agreement dated as of March 5, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among FURMANITE WORLDWIDE, INC., a Delaware corporation (the “Company”) and certain Subsidiaries of the Company party thereto, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the [Loan(s) (as well as any Note(s) evidencing such Loan(s))] [participation] in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such [Loan(s) (as well as any Note(s) evidencing such Loan(s))] [participation], (iii) with respect to [the extension of credit pursuant to this Credit Agreement] [participation], neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished [the Administrative Agent and the Company] [its participating Lender] with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform [the Company and the Administrative Agent] [such Lender] and (ii) the undersigned shall have at all times furnished [the Company and the Administrative Agent] [such Lender] with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER OR PARTICIPANT]

By:
Name:
Title:

Date:             , 20

F-2

EXHIBIT G

[FORM OF] BORROWING REQUEST

JPMorgan Chase Bank, N.A.

Loan and Agency Operations

10 South Dearborn Street, 7th Floor

Chicago, Illinois 60603-2003

Attention: [LaDesiree Williams][(Telecopy No. (888) 303-9732 ]

J.P. Morgan Europe Limited

125 London Wall

London EC2Y 5AJ

Attention: The Manager, Loan & Agency Services (Telecopy No. +44 207 777 2360)

Reference is made to that certain Credit Agreement, dated as of March 5, 2012 (as amended, modified, renewed or extended, the “Agreement”) among FURMANITE WORLDWIDE, INC., a Delaware corporation (the “Company”), certain Designated Borrowers from time to time party thereto (collectively, the “Borrowers”), the other Loan Parties from time to time party thereto, the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent. The undersigned hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Agreement, that the undersigned hereby requests a Revolving Borrowing under the Agreement, and in connection with such Revolving Borrowing, sets forth below the information relating to such Revolving Borrowing (the “Proposed Borrowing”) as required by Section 2.03 of the Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

(i) The name of the applicable Borrower is [            ].

(ii) The aggregate amount of the Proposed Borrowing is $[            ].

(iii) The Business Day of the Proposed Borrowing is [            ], 20        .

(iv) The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [ABR Borrowings] [Eurocurrency Borrowings].

(v) The initial currency of the Proposed Borrowing shall be [Australian Dollars] [British Pounds Sterling] [Dollars] [Euros].

(vi) The initial Interest Period for the Proposed Borrowing is [one month] [two months] [three months] [six months].

(vii) The location of the applicable Borrower’s account is             .

(viii) The number of the applicable Borrower’s account is             .

The undersigned hereby certifies, represents, warrants, covenants and agrees that the following statements will be true on the date of the Proposed Borrowing, both immediately before and after giving effect to the Proposed Borrowing and to the proposed use of the proceeds thereto:

1. The representations and warranties of the Borrowers set forth in the Agreement and all other Loan Documents are true and correct in all material respects as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

2. No event has occurred and is continuing or would result from the Loan requested herein or from the application of proceeds therefrom which constitutes or would constitute a Default.

3. The conditions precedent to the funding of the Loan set forth in Article IV of the Agreement have been satisfied.

4. The funding of the Loan requested herein will not violate any Law.

IN WITNESS WHEREOF, the undersigned has executed this Borrowing Request as of [            ,] 20[        ].

[Signatures on Following Page]

BORROWER: [FURMANITE WORLDWIDE, INC.] [DESIGNATED BORROWER]

By:
Name:
Title:

SCHEDULE 1.01

MANDATORY COSTS RATE SCHEDULE

1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank. The Mandatory Cost is not applicable to Loans made in Dollars.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable and good faith determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4. The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a BPS Denominated Loan:

AB + C(B – D) + E x 0.01 100 – (A + C)	per cent. per annum

(b)	in relation to a Loan in any currency other than British Pounds Sterling:

E x 0.01 300	per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

Schedule 1.01 - 1

B	is the percentage rate of interest (excluding the Mandatory Cost and, if the Loan is not paid when due, the additional rate of interest specified in Section 2.13(c)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement;

(c)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative

Schedule 1.01 - 2

Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8. Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of its Facility Office; and

(b) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10. The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11. The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12. Any reasonable determination made by the Administrative Agent in good faith pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13. The Administrative Agent may from time to time, after consultation with the applicable Borrower and the Lenders, determine and notify to all applicable Loan Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such reasonable determination made in good faith shall, in the absence of manifest error, be conclusive and binding on all parties.

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“Reference Banks“ means, in relation to the Eurocurrency Rate and Mandatory Cost the principal London offices of JPMorgan Chase Bank, London Branch or such other banks as may be appointed by the Administrative Agent in consultation with the applicable Borrower.

Schedule 1.01 - 4